UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2021

Gaming and Leisure Properties, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

845 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

(Address of principal executive offices)

610-401-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	GLPI	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On December 6, 2021, Gaming and Leisure Properties, Inc. (together with its subsidiaries, “GLPI”) issued a press release announcing the entering into definitive agreements to acquire the real estate of three gaming facilities from affiliates of The Cordish Companies, as more fully described in Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is intended to be furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On December 6, 2021, GLPI entered into definitive agreements to acquire the real property assets of Live! Casino & Hotel Maryland, Live! Casino & Hotel Philadelphia, and Live! Casino Pittsburgh, including applicable long-term ground leases, from affiliates of The Cordish Companies (“Cordish”). The three properties have an aggregate real estate purchase price payable by GLPI of approximately $1.81 billion, to be comprised of approximately $795.2 million in qualified debt assumption (to be satisfied by GLPI), $323.0 million of newly-issued operating partnership units, or OP units, in GLPI’s operating partnership, and the balance in cash.

Simultaneous with the closing of these transactions, GLPI will enter into a new triple-net master lease with affiliates of Cordish for Live! Casino & Hotel Philadelphia, and Live! Casino Pittsburgh, as well a single asset lease for Live! Casino & Hotel Maryland. The master lease and single asset lease will each have an initial term of 39 years, with a maximum term of 60 years inclusive of tenant renewal options. The initial annual cash rent for all three properties will be $125.0 million, with a 1.75% fixed yearly escalator on the entirety of the rent commencing upon the leases’ second anniversary.

The Maryland transaction is expected to close in late 2021, and the Pennsylvania transactions in early 2022, in each case subject to receipt of required regulatory approvals, financing and other customary closing conditions. In connection with the issuance of OP units in GLPI’s operating partnership at the closing of each transaction, GLPI intends to enter into limited tax protection agreements with the applicable Cordish affiliates pursuant to which the operating partnership will agree to minimize the tax consequences to Cordish resulting from the taxable sale or other disposition of the applicable properties within a specified period and to maintain certain minimum levels of indebtedness allocable to each protected partner for tax purposes.

GLPI expects to fund the total cash consideration payable by it at the closings using cash on hand, borrowings under its revolving credit facility and/or with funds from additional financing arrangements, which are expected to include issuances of debt and equity securities, or a combination thereof. The sources of financing actually used will depend upon a variety of factors, including market conditions.

In addition to the real estate transactions for the three properties described above, GLPI and Cordish have agreed to collaborate on a range of future real estate and development opportunities, including a five-year right of first offer and refusal for GLPI on any sale-leaseback (or similar) transaction that Cordish might pursue with respect to its existing Kansas City Live! Entertainment District property, and a seven-year equity co-investment arrangement pursuant to which GLPI will co-invest with Cordish at the 20% level on new gaming development projects, excluding those involving currently-owned Cordish properties or non-Cordish owned existing gaming licensed facilities.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated December 6, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2021	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ Peter M. Carlino
	Name:	Peter M. Carlino
	Title:	Chairman of the Board and Chief Executive Officer